Exhibit 99.1

          Equinix Announces End to SEC Stock Option Inquiry


    FOSTER CITY, Calif.--(BUSINESS WIRE)--Dec. 6, 2006--Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that the United States Securities and Exchange Commission (SEC) has formally notified Equinix that its investigation of Equinix's stock option granting practices has been terminated and that no enforcement action has been recommended.

    As previously disclosed in June 2006, Equinix received an informal inquiry from the SEC relating to its stock option grants and practices. Prior to receiving this request, the Audit Committee of the Equinix Board of Directors commenced an internal review and analysis of historical stock option practices and related accounting with the assistance of independent outside legal counsel. In August 2006, the independent review by the Audit Committee was completed.

    The SEC's recent notification followed a September 7, 2006 presentation by the Audit Committee and its legal counsel to the SEC staff regarding the results of the Audit Committee's investigation.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; failure to receive the proceeds from our loan commitments as expected; failure to increase the debt financing on our Washington, D.C. area campus as expected; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any regulatory review of past stock option grants and practices or any litigation relating to such grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, Equinix Investor Relations, 650-513-7402 jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, Equinix Media, 415-255-6506 dave@kfcomm.com